Exhibit 99.1

For Immediate Release	Contact: Fran St. Clair
Chief Financial Officer
216-692-6075
stclair@argo-tech.com
Three Argo-Tech Executives to Retire In Connection With Merger
     Cleveland, OH, October 18, 2005 -— Three Argo-Tech Corporation executives have announced that they will leave the company upon consummation of the pending merger between AT Holdings Corporation and a company formed by Greenbriar Equity Group LLC and Vestar Capital Partners IV, L.P.
     Ms. Frances St. Clair has served as Executive Vice President and Chief Financial Officer of Argo-Tech since 2003, having served as Vice President and Chief Financial Officer since 1992. She joined the company in 1991 as Controller. Mr. Robert Eichhorn has served as Vice President and General Manager of Heritage Business Park, which owns and operates Argo-Tech’s 150 acre business park in Euclid, Ohio, since 1995. He has been employed by Argo-Tech since its formation in 1986. Mr. James Cunningham has served as Argo-Tech’s Vice President of Human Resources since the formation of the company in 1986. Each of the three executives will remain with the company on a consulting basis during a transition period.
     Mr. Michael Lipscomb, Chairman, President and CEO of Argo-Tech stated, “We believe the overwhelming majority of our stockholders, including employee stockholders through our ESOP, are delighted to have this opportunity to realize a significant return on their long standing investments in Argo-Tech. Specifically, while we will miss the talents of each of these three highly valued executives, we are happy that the merger has offered them the opportunity to further their own personal plans.”
     Argo-Tech, headquartered in Cleveland, Ohio, designs, manufactures, sells and services high performance fuel flow devices and systems for aerospace and general industrial applications.
     This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although Argo-Tech believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainty.